Exhibit 99.1

FitLife Brands Announces Fourth Quarter and

Full-Year 2023 Results and Investor Conference Call

OMAHA, NE – March 29, 2024 – FitLife Brands, Inc. (“FitLife,” the “Company,” or “We”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the year ended December 31, 2023. The Company’s improved financial performance during the quarter and for the full year was driven primarily by the acquisition of Mimi’s Rock Corp. (“MRC”), which closed on February 28, 2023.

Highlights for the year ended December 31, 2023 include:

●	Total revenue was $52.7 million, an increase of 83% compared to $28.8 million in the prior year.
●	Online sales for the full year increased 309% to $33.4 million and represented 63% of total revenue compared to 28% in the prior year.
●	Gross profit increased 78% to $21.4 million.
●	Net income increased 20% to $5.3 million.
●	Adjusted EBITDA increased 52% to $10.2 million.
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The Company ended the year with $20.1 million debt and $1.9 million of cash. Subsequent to the end of the fiscal year, the Company made a scheduled $1.1 million amortization payment and a $2.5 million voluntary principal paydown on its term loans, bringing the outstanding debt balance to $16.5 million.

Financial Performance

For the fiscal year ended December 31, 2023, total revenue was $52.7 million, an increase of 83% compared to $28.8 million during fiscal 2022. Online revenue for the full year was $33.4 million, an increase of 309% compared to fiscal 2022. Wholesale revenue for the full year was $19.3 million, a decrease of 6.6% compared to fiscal 2022. Online revenue and wholesale revenue accounted for 63% and 37% of the Company’s total revenue, respectively, during 2023.

Total revenue for the fourth quarter was $13.3 million, an increase of 148% compared to the same period in 2022. Online revenue for the fourth quarter was $9.1 million, an increase of 362% compared to the same period in 2022. Wholesale revenue for the fourth quarter was $4.2 million, an increase of 24% compared to the same period in 2022. Online revenue and wholesale revenue accounted for 68% and 32% of the Company’s total revenue, respectively, for the fourth quarter of 2023.

The Company has commented previously about the variability and unpredictability of orders from its wholesale customers. The 24% increase in wholesale revenue during the fourth quarter is due primarily to the timing of wholesale orders. In addition, wholesale revenue for the Company was low during the fourth quarter of 2022, resulting in a favorable year-over-year comparison.

Rather than focusing on quarterly fluctuations in reported wholesale revenue, the Company believes that retail movement of its products to the end consumer is a better indicator of wholesale revenue expectations over the long term. During the fourth quarter and the fiscal year ended December 31, 2023, sales of the Company’s products to the end consumer by the Company’s wholesale customers declined approximately 12% compared to the same period in 2022.

Gross profit for fiscal 2023 increased 78% to $21.4 million. Gross profit for the fourth quarter of 2023 increased 145% to $5.4 million. The Company’s gross margin for fiscal 2023 declined to 40.7% compared to 41.8% during fiscal 2022; however, excluding the one-time impact of the fair value adjustment to inventory acquired as part of the MRC transaction, gross margin for fiscal 2023 would have been 41.3%. For the fourth quarter of 2023, gross margin was 40.3% compared to 40.7% during the same period in 2022.

Despite $2.1 million of non-recurring transaction-related items, net income for fiscal 2023 increased 20% to $5.3 million. Net income for the fourth quarter of 2023 increased 140% to $1.5 million.

Although the Company reports a provision for income taxes in its Consolidated Statements of Income and Comprehensive Income, a substantial portion of the reported tax expense was non-cash due to the Company’s net operating loss (“NOL”) carryforwards. The Company estimates it will be able to utilize approximately $0.74 million of NOLs in the U.S. during 2024, with usage in subsequent years limited to approximately $0.13 million annually. In addition, as of December 31, 2023, the Company has approximately $15.6 million of NOL carryforwards in Canada ($20.6 million valued in CAD) which are currently fully reserved but are available to shield future taxable income generated in Canada.

Adjusted EBITDA for fiscal 2023 was $10.2 million, a 52% increase compared to fiscal 2022. Adjusted EBITDA for the fourth quarter of 2023 was $2.3 million, a 157% increase from the same period during 2022.

As of December 31, 2023, the Company had $20.1 million of debt outstanding and $1.9 million of cash and restricted cash, or a net debt position of about $18.2 million. As discussed further below, the Company made significant paydowns on its outstanding indebtedness during the first quarter of 2024.

MRC Integration and Operational Improvements

The Company continues to drive improved profitability at MRC. As previously reported, the Company reduced year-over-year advertising expense during the second quarter of 2023 by approximately 20% with no material impact on revenue. The Company reduced year-over-year advertising expense by approximately 30% during the third quarter of 2023, resulting in approximately 8% lower revenue but improved profitability. During the fourth quarter of 2023, the Company reduced year-over-year advertising expense by approximately 50%, resulting in approximately 12% lower revenue but significantly improved profitability. We are very pleased with the performance of MRC and, as discussed below, are encouraged by recent trends in MRC’s business subsequent to the end of the fiscal year.

Legacy FitLife Performance

For the fiscal year ended December 31, 2023, legacy FitLife revenue was $28.1 million, a 3% decrease, compared to $28.8 million during fiscal 2022. Online revenue for legacy FitLife for the full year was $9.3 million, an increase of 14% compared to fiscal 2022. Wholesale revenue for legacy FitLife for the full year was $18.8 million, a decrease of 9% compared to fiscal 2022.

During the fourth quarter of 2023, legacy FitLife revenue increased by 14%, driven by an 18% increase in wholesale revenue and an 9% increase in online revenue.

MusclePharm Acquisition and Integration

As previously reported, the Company acquired substantially all of the assets of MusclePharm Corporation through an asset purchase transaction under Section 363 of the U.S. Bankruptcy Code. The Company acquired substantially all of the assets and assumed none of the liabilities of MusclePharm Corporation other than de minimus cure costs relating to certain assumed contracts.

MusclePharm’s contribution to the Company’s performance during fiscal 2023 was immaterial due to (1) the deal closing during the fourth quarter, (2) the need to procure inventory as only $0.2 million of inventory was acquired in the asset purchase, and (3) the need to negotiate new procurement agreements with MusclePharm’s existing customers. Preliminary information about MusclePharm’s contribution to the Company’s performance during the first quarter of 2024 is provided below.

Preliminary Comments on First Quarter of 2024

Total Company revenue for the first two months of 2024 was approximately $11 million, of which MRC contributed $4.9 million, legacy FitLife contributed $4.7 million, and MusclePharm contributed $1.4 million. Total Company revenue for the same period in 2023 was $5.2 million.

For the first two months of 2024, MRC has returned to revenue growth despite a year-over-year reduction in advertising expense of approximately 30%, resulting in strong profitability and cash flow. Going forward, we intend to continue to closely monitor and optimize advertising expenditures at MRC, increasing spend on effective campaigns while reducing spend on ineffective campaigns. As a result, advertising expense may increase or decrease in the future.

During the quarter, MRC received sales tax refunds of approximately $0.8 million. We expect MRC to receive additional sales tax refunds of $0.2 million in the near term.

During February, the Company restored wholesale distribution of all MusclePharm products with iHerb. Although initial sales have not been significant, they are growing at an encouraging pace. The Company is also involved in productive discussions with a number of other wholesale partners that previously distributed MusclePharm’s products. Although promotional and marketing expense on the MusclePharm product portfolio has not been significant to date, as the Company gains additional wholesale distribution partners, we may elect to invest in increased spend to encourage consumer adoption of the products.

For the first two months of 2024, approximately 42% of MusclePharm revenue was from online sales, compared to 58% from wholesale partners. Also during the first two months of 2024, the wholesale partner that previously held exclusive rights to distribute the MusclePharm products on Amazon sold through the majority of its inventory. We estimate that we are now the primary seller of MusclePharm products on Amazon for approximately 95% of the product portfolio. Online revenue for MusclePharm was approximately $0.33 million for the month of February.

As previously reported, during the first quarter of 2024 the Company made a scheduled amortization payment of $1.1 million and a voluntary principal paydown of $2.5 million on its term loans, bringing its outstanding debt balance to $16.5 million. As of March 28, considering its cash and restricted cash balance of approximately $3.0 million, the Company had net debt of $13.5 million, a $4.7 million reduction since December 31, 2023. The Company expects to continue utilizing free cash flow to further reduce its outstanding indebtedness.

Dayton Judd, the Company’s Chairman and CEO, commented, “I am proud of what we accomplished as a company in 2023 and am excited about the future opportunities for our brands. The Company is in the process of launching several new Dr. Tobias and MusclePharm products. Of note, during the second quarter, the Company will be re-launching the MusclePharm Combat Sport protein bar, a product that at its peak sold more than 25 million bars annually. We expect to grow the Company’s revenue and profitability during 2024 while simultaneously reducing our indebtedness. And although our primary focus is the continued integration and growth of our recently acquired brands, we continue to evaluate additional acquisition opportunities.”

Investor Conference Call

The Company will hold an investor conference call on Monday, April 1, 2024 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 556749. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets approximately 300 different products primarily online, but also through domestic and international GNC® franchise locations as well as through more than 17,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

The financial presentation below contains certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and adjusted non-GAAP EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, non-GAAP EBITDA excludes interest, income taxes, depreciation and amortization and foreign currency gain/loss. Adjusted non-GAAP EBITDA excludes—in addition to interest, taxes, depreciation and amortization—equity-based compensation, M&A/integration expense, restatement-related expense and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

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